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                   AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT

WHEREAS, Genworth Life and Annuity Insurance Company (formerly, GE Life and Annuity Assurance Company) on behalf of itself and its separate accounts, PIMCO Variable Insurance Trust and Allianz Global Investors Distributors LLC (formerly, PIMCO Advisors Distributors LLC and, before that, PIMCO Funds Distributors LLC) entered into a Participation Agreement dated June 28, 2000 (the "Agreement");

WHEREAS, the Agreement was amended effective May 1, 2003 to change the name of the Distributor and to replace Schedule A of the Agreement;

WHEREAS, the Agreement was amended effective April 29, 2005 to replace Schedule A of the Agreement;

WHEREAS, GE Life and Annuity Assurance Company has changed its name to Genworth Life and Annuity Insurance Company (the "LIFE COMPANY");

WHEREAS, PIMCO Advisors Distributors LLC has changed its name to Allianz Global Investors Distributors LLC (the "Distributor");

WHEREAS, the parties wish to amend the Agreement to (i) reflect the parties' new names; (ii) add new Section 2.6, Contract Owner Information; (iii) add new
Section 2.7, Compliance Matters; and (iv) update Schedule A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the parties hereby agree as follows:

I. All references in the Agreement to GE Life and Annuity Assurance Company shall be changed to Genworth Life and Annuity Insurance Company;

II. All references in the Agreement to PIMCO Advisors Distributors LLC shall be changed to Allianz Global Investors Distributors LLC;

III. New Section 2.6, which is attached to this Amendment as Attachment A, is added to the Agreement;

IV. New Section 2.7, which is attached to this Amendment as Attachment B, is added to the Agreement; and

V. Schedule A is replaced in its entirety with "Amendment No. 3 to Schedule A," which is attached to this Amendment as Attachment C.

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The Agreement, as supplemented by this Amendment, is ratified and confirmed effective March 13, 2007.

GENWORTH LIFE AND ANNUITY
INSURANCE COMPANY,
on behalf of itself and its separate accounts


By:
    ---------------------------------
    Geoffrey S. Stiff
    Senior Vice President


PIMCO VARIABLE INSURANCE TRUST


By:
    ---------------------------------


ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC


By:
    ---------------------------------


                                       2

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                                  ATTACHMENT A

     2.6  CONTRACTHOLDER INFORMATION

     (a) AGREEMENT TO PROVIDE INFORMATION. LIFE COMPANY agrees to provide Fund Agent, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") and the Contract owner number or participant account number, if known, of any or all Contractholder(s) of the account, the name or other identifier of any investment professional(s) associated with the Contractholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by LIFE COMPANY during the period covered by the request. Unless otherwise specifically requested by the Fund Agent, LIFE COMPANY shall only be required to provide information relating to Contractholder-Initiated Transfer Purchases or Contractholder-Initiated Transfer Redemptions.

          (i) PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. Fund Agent may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established or utilized by the Fund or Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

                If requested by Fund Agent, LIFE COMPANY will provide the information specified in Section 2.6(a) above for each trading day.

          (ii) FORM AND TIMING OF RESPONSE. LIFE COMPANY agrees to provide, promptly upon request of Fund Agent, the requested information specified in Section 2.6(a). LIFE COMPANY agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2.6(a) is itself a "financial intermediary," as that term is defined in Rule 22c-2 (an "Indirect Intermediary") and, upon request of Fund Agent, promptly either (i) provide (or arrange to have provided) the information set forth in Section 2.6(a) for those Contractholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares in nominee name on behalf of other persons. LIFE COMPANY additionally agrees to inform Fund Agent whether it plans to perform (i) or (ii) above. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties. To the extent practicable, the format for any Contractholder and transaction information provided to Fund


                                       A-1

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                Agent should be consistent with the NSCC Standardized Data
                Reporting Format.

          (iii) LIMITATIONS ON USE OF INFORMATION. Fund Agent agrees not to use the information received hereunder for marketing or any other similar purpose without the prior written consent of LIFE COMPANY; provided, however, that this provision shall not limit the use of publicly available information, information already in the possession of Fund Agent, the Fund or their affiliates at the time the information is received pursuant to this Amendment or information which comes into the possession of Fund Agent, the Fund or their affiliates from a third party.

     (b) AGREEMENT TO RESTRICT TRADING. LIFE COMPANY agrees to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Contractholder that has been identified by Fund Agent as having engaged in transactions in Shares (directly or indirectly through LIFE COMPANY's account) that violate policies established or utilized by the Fund or Fund Agent for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by a Fund. Unless otherwise directed by Fund Agent, any such restrictions or prohibitions shall only apply to Contractholder-Initiated Transfer Purchases or Contractholder-Initiated Transfer Redemptions that are effected directly or indirectly through LIFE COMPANY.

          (i) FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN or GII and the specific individual Contract owner number or participant account number associated with the Contractholder, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Contractholder is not known, the instructions must include an equivalent identifying number of the Contractholder(s) or account(s) or other agreed upon information to which the instruction relates.

          (ii) TIMING OF RESPONSE. LIFE COMPANY agrees to execute instructions from Fund Agent as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by LIFE COMPANY.

          (iii) CONFIRMATION BY LIFE COMPANY. LIFE COMPANY must provide written confirmation to Fund Agent that Fund Agent's instructions to restrict or prohibit trading have been executed. LIFE COMPANY agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.


                                       A-2

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     (c) DEFINITIONS. For purposes of Section 2.6 and Section 2.7 of this
Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

          (i) The term "Contractholder" means the holder of interests in a Contract or a participant in an employee benefit plan with a beneficial interest in a Contract.

          (ii) The term "Contractholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Contractholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as a transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit;
                (iii) as a result of a one-time step-up in Contract value pursuant to a Contract death benefit; (iv) as a result of an allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required "free look" period.

                The term "Contractholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Contractholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

          (iii) The term "Funds" shall mean the constituent series of the Fund, but for purposes of Section 2.6(a) shall not include Funds excepted from the requirements of paragraph (a) of Rule 22c-2 by paragraph (b) of Rule 22c-2.

          (iv) The term "Fund Agent" shall mean the Distributor or such other persons or entities as may be designated as such by the Fund for purposes of this Section 2.6 from time to time.

          (v) The term "promptly" shall mean as soon as practicable but in no event later than five (5) business days from LIFE COMPANY's receipt of the request for information from Fund Agent.

          (vi) The term "Shares" means the interests of Contractholders corresponding to the redeemable securities of record issued by a Fund.

          (vii) The term "written" includes electronic writings and facsimile transmissions.

In addition, for purposes of this Section 2.6, the term "purchase" does not include the automatic reinvestment of dividends or distributions.

     (d) SCOPE. LIFE COMPANY acknowledges and agrees that this Section 2.6 shall apply to the handling of all transactions in Shares, whether authorized under the Agreement or any other agreement between or among LIFE COMPANY and the Fund, any transfer agent of the Fund, the Distributor, any other Fund Agent or any of their affiliates, and further acknowledges and agrees that the Agreement and any other such agreement is hereby modified to the extent necessary to reflect the agreements herein.

     (e) ADDITIONAL OBLIGATIONS. It shall be LIFE COMPANY's obligation to make any required notification(s) to its Contractholders of the provisions of this
Section 2.6 and LIFE COMPANY agrees to do so. LIFE COMPANY also agrees to provide point of sale disclosure documents to its Contractholders consistent with applicable legal requirements as in effect from time to time.


                                      A-4

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                                  ATTACHMENT B

     2.7  COMPLIANCE MATTERS

     As required by the Agreement, LIFE COMPANY shall comply with provisions of the Prospectuses and Statement of Additional Information of the Fund, and with applicable federal and state securities laws. Among other things, LIFE COMPANY shall be responsible for reasonably assuring that: (a) only orders to purchase, redeem or exchange Shares received by LIFE COMPANY or any Indirect Intermediary prior to the Valuation Time shall be submitted directly or indirectly by LIFE COMPANY to the Fund or its transfer agent or other applicable agent for receipt of a price based on the net asset value per Share calculated for that day in accordance with Rule 22c-1 under the 1940 Act(1); and (b) LIFE COMPANY shall cause to be imposed and/or waived applicable redemption fees, if any, only in accordance with the relevant Fund's then current Prospectuses or Statement of Additional Information and/or as instructed by Fund Agent. LIFE COMPANY further agrees to make reasonable efforts to assist the Funds and their service providers (including but not limited to Fund Agent) to detect, prevent and report market timing or excessive short-term trading of Shares. To the extent LIFE COMPANY has actual knowledge of violations of Fund policies (as set forth in the applicable Fund's then current Prospectuses or Statement of Additional Information) regarding (i) the timing of purchase, redemption or exchange orders and pricing of Shares, (ii) market timing or excessive short-term trading, or
(iii) the imposition of redemption fees, if any, LIFE COMPANY agrees to report such known violations to Fund Agent. For purposes of this provision, the term "Valuation Time" refers to the time as of which the Shares are valued on each business day, currently the close of regular trading on the New York Stock Exchange (normally, 4:00 p.m., Eastern Time) on each day that the New York Stock Exchange is open for business.

----------
(1) Orders to purchase, redeem or exchange Fund shares received by LIFE COMPANY subsequent to the Valuation Time on any given day shall receive a price based on the next determined net asset value per Share in accordance with Rule 22c-1 under the 1940 Act.


                                      B-1

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                                  ATTACHMENT C

                          AMENDMENT NO. 3 TO SCHEDULE A
                            EFFECTIVE MARCH 13, 2007

     PORTFOLIOS AVAILABLE UNDER THE CONTRACTS

     PIMCO VARIABLE INSURANCE TRUST

     All Asset Portfolio-Advisor Class Shares
     Foreign Bond Portfolio (U.S. Dollar Hedged)-Administrative Class Shares High Yield Portfolio-Administrative Class Shares
     Long-Term U.S. Government Portfolio-Administrative Class Shares
     Low Duration Portfolio-Administrative Class Shares
     Total Return Portfolio-Administrative Class Shares

     SEPARATE ACCOUNTS UTILIZING THE PORTFOLIOS

     Genworth Life & Annuity VA Separate Account 1
     Genworth Life & Annuity VA Separate Account 2
     Genworth Life & Annuity VA Separate Account 3
     Genworth Life & Annuity VL Separate Account 1

     CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS UTILIZING THE FUNDS

Commonwealth Extra Variable Annuity
Commonwealth Freedom Variable Annuity
Commonwealth Variable Annuity
Commonwealth Variable Annuity Plus
Foundation Variable Annuity
Personal Income Design Variable Annuity
RetireReady Bonus Variable Annuity
RetireReady Choice Variable Annuity
RetireReady Extra Variable Annuity
RetireReady Extra II Variable Annuity
RetireReady Freedom Variable Annuity
RetireReady Selections Variable Annuity
Variable Income Provider Immediate Variable Annuity
Commonwealth 3 Variable Universal Life Insurance
Commonwealth 4 Variable Universal Life Insurance
Commonwealth Variable Universal Life Insurance
Commonwealth VL Flex Variable Life Insurance
Estate Optimizer Variable Life Insurance
RetireReady Accumulator Variable Life Insurance
RetireReady Legacy Variable Life Insurance
RetireReady Protection Plus Variable Life Insurance


                                       C-1